AMENDMENT
TO
SWAP AGREEMENT

This Amendment to the Swap Agreement (this "**Agreement**"), effective as of the 28th day of March, 2017, is made and entered into by and among Beauty and Pinups, LLC, a North Carolina limited liability company ("**BPU**"), Level Brands, Inc. (successor in name to Level Beauty Group, Inc.), a North Carolina corporation (the "**Company**") and Dean Gangbar (the "**Member**").

RECITALS

A. The parties entered into a Swap Agreement on October 14, 2016 (the "**Original Agreement**"), whereby the Member transferred to the Company a ten percent (10%) membership interests of BPU to the Company, in exchange for 14,667 shares (on a post stock split basis) of the Company's Common Stock ("**Issued Shares**").

B. From a valuation perspective, the Company desires to recharacterize the issuing price of the Issued Shares, and desires to issue to the Member an additional 114,745 shares (on a post stock split basis) (the "**Additional Shares**") (the Issued Shares and Additional Shares, collectively, the "**Shares**").

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by all of the parties, the parties hereto agree as follows:

1. Amendment. The number of "Subject Shares" as defined in the Original Agreement is hereby amended to be 129,412 Shares (on a post stock split basis), which shall include both the Issued Shares and the Additional Shares.

2. Remaining Provisions Enforceable. Except as contemplated in this Agreement, the remaining provisions of the Original Agreement shall remain in full force and effect.

3. Miscellaneous.

3.1 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate its original objective.

3.2 Waiver. The failure by either party to insist upon or enforce strict performance by the other party of any term of this Agreement, or to exercise any right or remedy hereunder, will not be construed as a wavier or relinquishment to any extent of that party's right to assert or rely

upon any such provisions, rights, or remedies in that or any other instance; rather, the same will remain in full force and effect.

3.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

3.4 Governing Law; Jurisdiction; Venue. This Agreement will be governed by and construed under the laws of the State of North Carolina without regard to its conflict of laws principles to the contrary. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Mecklenburg County, North Carolina, in connection with any action relating to this Agreement.

3.5 Attorneys' Fees; Expenses. The prevailing party will be entitled (in addition to any and all other remedies) to recover any and all costs and expenses (including, without limitation, reasonable attorneys' fees) that it may incur in connection with any legal action relating to this Agreement.

3.6 Entire Agreement; Amendments. This Agreement and the documents referenced herein constitute the entire agreement, and supersede any and all prior agreements, whether written or oral, with regard to the Interests. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Company:

Level Beauty Group, Inc.

By: ______________________
Martin A. Sumichrast,
Chief Executive Officer

Member:

____
Dean Gangbar

BPU:

Beauty and Pinups, LLC, by its Manager,
Level Beauty Group, Inc.

By: ______________________
Martin A. Sumichrast,
Chief Executive Officer